Filed pursuant to Rule 433 Registration No. 333-134814 The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll free 1-800-607-2530. DUSA PHARMACEUTICALS, INC.

DUSA PHARMACEUTICALS, INC.(r) Presentation at Jefferies Life Sciences Conference Geoff Shulman, MD, FRCPC Chairman & CEO Bob Doman President & COO June 28, 2006

Forward Looking Statement Except for historical information, this presentation contains certain forward-looking statements that involve known and unknown risks and uncertainties which may cause actual results to differ materially and adversely from the future results, performance or achievements expressed or implied by the statements made. These statements relate to potential pipeline products, potential royalties from PhotoCure, expected launch in Latin America by Stiefel of the Company's product, expectations regarding reimbursement, the Company's expectations for development of new dermatology indications, including acne and photodamaged skin and initiation of Acne Phase IIb Clinical Trial; the potential market opportunity and revenues for acne; expected continued use of Levulan(r); expected 2006 business goals and consideration of new business development opportunities. Such risks and uncertainties include, but are not limited to, the clinical trial process and results thereof, sufficient funding for development programs and business opportunities on acceptable terms, changing market conditions, the impact of competitive products, changes in healthcare reimbursement, insurance coverage and pricing, the Company's ability to penetrate the market with its products, obtaining and maintaining regulatory approval of the Company's products, the Company's dependence on third-party manufacturers, the ability to maintain its proprietary rights and its patent portfolio and other risks detailed from time to time in the Company's United States Securities and Exchange Commission (SEC) filings.

DUSA Pharmaceuticals, Inc.(r) Integrated dermatology company: Levulan(r) PDT is FDA approved for actinic keratoses (AKs); BLU-U(r) alone cleared for moderate acne Recently acquired Sirius Labs products: Nicomide(r), Nicomide-T(r) and Avar(r) for acne and rosacea 40 person U.S. sales team (34 reps) Levulan(r) PDT distributors: Coherent-AMT in Canada; Stiefel in Latin America (2007) Latin America (2007) Latin America (2007) Latin America (2007) Latin America (2007) Latin America (2007) Latin America (2007) Latin America (2007) Latin America (2007) Latin America (2007) Latin America (2007) Latin America (2007)

Sirius Acquisition 3/10/06 acquired Sirius Labs for $8M cash, $17M stock, $5M contingent Excellent fit with our Levulan PDT dermatology franchise 2005 revenues $10.2M, earnings $1M $898K revenue from 3/10/06 - 3/31/06

Sirius Acquisition Nicomide: flagship product 180K Rx's written in 2005, 55% refill rate 50K Rx's written in Q'1 2006 Reimbursed by most insurers 90% gross margin Recent preliminary injunction vs generic Completed integration of the newly expanded sales organization in early April Two pipeline products scheduled for launch over next 12-18 months

Stiefel Laboratories Partnership for Latin America (LA) Stiefel has exclusive marketing rights in return for milestones, revenue sharing, minimum purchase quantities Stiefel is the world's largest independent private dermatology company, and the market leader in LA Presence in 20+ countries in L.A. 220+ sales and marketing personnel #1 in Brazil and Chile (Rx products) Brazil regulatory submission completed Targeted launch Q'1 2007

DUSA Today 2005 sales $11.3M, loss $15M Q1 '06: sales $4.8M (incl. $0.9M 'Sirius' sales); loss $4.6M; (non-GAAP $2.6M) Cash/equiv. 3/31/06 = $23.4M NOL carry-forwards 12/31/05 = $79.3M Market cap 6/20/06 = ~$78M (~19.3M shares; ~22.1M FD)

Intellectual Property: A Multi-layered Approach Multiple patents related to ALA PDT - expire between 2009 and 2018; Nicomide patent expires 2025 Regulatory e.g. Orange Book listing (AK - Kennedy - 2013); "Part 3" Drug-Device combination DUSA defends its IP when appropriate: compounded ALA - won/settled with compounding pharmacies and infringing physicians; continuing to monitor preliminary injunction achieved vs generic Nicomide recently settled with PhotoCure

Experienced Management Team Combining Pharmaceutical and Medical Device Expertise Geoffrey Shulman, MD, FRCPC - Chairman & CEO Former President & Chairman, Draxis Health Inc., Dermatologist Robert Doman - President & COO Former President, Leach Technology Group; also at J&J, BMS William O'Dell - Executive VP, Sales & Marketing Stuart Marcus, MD, PhD - VP Scientific Affairs, CMO Richard Christopher - VP Finance & CFO Paul Sowyrda - VP Marketing Scott Lundahl - VP RA & IP Mark Carota - VP Operations

DUSA Medical Advisory Board Diane Berson, MD- Cornell University Medical College Barbara Gilchrest, MD - Boston University School of Medicine Michael Gold, MD - Gold Skincare Peter Lee, MD - University of Minnesota Medical School Alan Shalita, MD - SUNY Downstate Medical Center Guy Webster, MD - Jefferson Medical College Brian Zelickson, MD - Cosmetic Care Center

Target Disease - Actinic Keratoses (AK)* Pre-cancerous skin lesions 4-5 million patient visits per year in US * Non-hyperkeratotic AK of the face & scalp Photo courtesy of Dr. James Kennedy, Queen's University, Kingston, Ontario

AK Reimbursement (to MDs)

Cryotherapy:

- 2006: ~$60-200 depending on number of lesions ('17000 series' codes)
- 2007-2010 (proposed): max. $145>$120

Levulan® PDT:

- 2006: ~$75 light treatment fee (CPT 96567) + ~$107 drug cost (J-code)
- 2007-2010 (proposed): $92>$141 + J-code

5-FU, imiquimod and other creams:

- office visit fee only: ~$40 avg. for a repeat visit

DUSA®

Innovation in Photodynamic Therapy

Acne DUSA developing Levulan(r) PDT for moderate to severe acne Currently preparing for Phase IIb study Estimated 20 million patients, $3.5B overall acne market size (VerispanSPA); Moderate to severe acne market ~20-30%, primarily treated with isotretinoin, oral antibiotics, and topical therapies

Photodamaged Skin

- DUSA developing Levulan® PDT for photodamaged skin
- Photodamaged skin commonly treated with intense pulsed light (IPL) photorejuvenation
- 18.3 million IPL procedures per year worldwide estimated by 2007*
- Recent Phase II study statistically significant improvement with BLU-U®, trending positive with IPL

DUSA®
Innovation in Photodynamic Therapy

*Source – Medical Laser Insight

Kerastick(r) Sales

BLU-U(r) Installed Base

Increasing Market Acceptance > 1000 new customers in '05; 1,150 total customers ordered during Q1 '06 72% of top 120 customers in '05 use Levulan(r) and BLU-U(r) for AKs New customer survey 52% medical, 40% cosmetic, 8% combined 94% will continue to use Levulan(r) 90% acne, 74% AKs, 74% photodamage New peer-reviewed journal articles, conference presentations

2006 Key Goals Increase revenues; decrease burn rate Achieve higher Levulan PDT reimbursement for 2007/2008 Out-license Levulan(r) PDT (derm.) for Europe and/or Asia Develop and/or license 2 new dermatology products for launch within the next year Initiate Phase llb clinical trial on acne

DUSA Summary Integrated dermatology company DUSA U.S. sales force selling Levulan(r) PDT for AKs, BLU-U(r) alone for moderate acne, Nicomide(r), Nicomide-T(r) and Avar(r) line for acne and rosacea Levulan(r) PDT sold via a distributor in Canada; Latin American sales expected in '07 DUSA manufactures the Levulan(r) Kerastick(r) Developing Levulan(r) PDT for acne & photodamage; Sirius pipeline for acne and rosacea; NCI agreement using Levulan(r) PDT for internal indications

Levulan(r) PDT/PD for Barrett's Esophagus Dysplasia Opportunity: Current therapies have significant drawbacks 5/5 patients were cleared at 12 twelve months DUSA study Independent investigator study: High-grade dysplasia (HGD) eliminated in 10/10 patients, lasting 2 years Pilot Phase II study ongoing Sept. '04 - clinical development agreement with National Cancer Institute for Phase II & possible Phase III studies NCI also planning oral dysplasia studies Photo courtesy of Dr. Clive Kelty, University of Sheffield, UK

DUSA & Sirius Statement of Operations for the Year Ended 12/31/05

Combined Entity Statement of Operations for the Three Months Ended 3/31/06

Moderate to Severe Acne Isotretinoin can cause birth defects and other side effects - FDA mandated iPledge national registry started March 1, 2006 Oral antibiotics often used for months or years, leading to increased risks of antibiotic resistance, respiratory infections, internal cancers Lasers/Light/PDT: Multiple studies demonstrate potential of Levulan(r) PDT

DUSA Phase II Acne Study

Prior BLU-U® for acne investigator study

- Gold M et al, J Drugs Dermatol, 2005; 4: 64-70 (data available in 2004) - BLU-U® 2/wk *4 wks = 24% lesion reduction

Phase II controlled, randomized, multi-center, investigator-blinded study, comparing blue light to blue light + Levulan®

- Primary variable: drug incubation time (15 vs 60 vs 120 minutes)
- Light dose was fixed at 500 seconds, BLU-U®
- Blue light & Vehicle comparator
- All patients had acetone skin prep
- Efficacy measured at 4 and 8 weeks after last treatment
- Study not sized to statistically detect minor differences

Objectives

- Guide selection of drug incubation time for further development
- Refine protocol design
- Assist in sizing future studies

DUSA®

Innovation in Photodynamic Therapy

Results and Next Steps In The Development Of Levulan PDT For Acne Results: Blue light with ALA or vehicle materially reduced the number of both inflammatory and non-inflammatory acne lesions Acetone skin prep and alcohol vehicle may have been a factor Severe (Grade 4) acne responded best to ALA PDT vs blue light alone Learning from Phase IIa results: 15-60 minute drug incubation favored Target population: Grade 4 (severe) acne Significantly larger study population Longer efficacy follow-up BLU-U light source @ 500 sec was effective Larger Phase IIb study planned Incorporate Phase IIa learning Light sources = Blu-U(r), plus will give consideration to others Timeline 2006 Q2 - program assessment & protocol design Q4 - study initiation Consult with expanded DUSA Medical Advisory Board and statistical experts

Alexiades-Armenakis, M, 2005 ASDS presentation Safety and efficacy of long-pulse, pulsed dye laser (LPDL)-mediated photodynamic therapy in patients with mild to severe comedonal, inflammatory, or cystic acne 19 patients who had failed standard acne therapies were accrued to this trial. Patients who received PDT were continued only on their topical medication 14 patients had Levulan(r) applied full-face followed in 45 minutes by LPDL once every 4 weeks and were followed until clearing 14/14 (100%) of PDT-treated patients cleared (average of 2.9 treatments to clearing). Mean follow-up time was 6.4 months (range 1-13 months) None of the 4 control patients treated with standard meds or LPDL without Levulan had total clearing The only reported side effect of LPDL ALA PDT was minimal erythema (redness) lasting 1 to 2 days

Dover, JS, Bhatia, AC, et al

Topical 5-Aminolevulinic acid combined with intense pulsed light in the treatment of photoaging. Arch. Dermatol. 2005; 141: 1247-1252 - RESULTS

- **Pre-treatment with Levulan® resulted in improvement in global scores for photoaging compared with IPL alone (80% vs. 45%, p = 0.008), and mottled pigmentation (95% vs. 60%, p = 0.008)**
- **Pre-treatment with Levulan® resulted in greater reduction to low or imperceptible levels of mottled pigmentation (60% vs 25%, p = 0.008) and fine lines (85% vs 20%, p < 0.001) compared to IPL alone**
- **The final investigator cosmetic evaluations (p = 0.0002) and the subject satisfaction scores (P = 0.005) were significantly better for the Levulan® plus IPL treated side**
- **The investigators found no difference in the side effect profile with or without Levulan® pretreatment**

DUSA®
Innovation In Photodynamic Therapy

DUSA Phase II Photodamage Study Short contact Levulan? with BLU-U?, long pulse dye laser (LPDL), or intense pulsed light (IPL); 80 patients; split-face Interim Results: Statistically significant for Levulan(r) and BLU-U(r); trending positive for Levulan(r) and IPL Study ongoing

Current Total Target Market Sizes AKs: $500 M+ /year Photodamaged Skin: $2 B/year Acne: $3.5 B/year

Levulan(r) PDT AAD Meeting - 35 Presentations on PDT including first 3-hour course covering full range of PDT research and usage in dermatology Favorable settlement with NECC - agree not to infringe or induce others to infringe PhotoCure Licensing Agreement - prepaid royalty $1M - royalty on sales of Metvix & Hexvix ester products

Sirius Laboratories Completed acquisition March 10, 2006 Excellent fit & complimentary to our PDT franchise Supports our strategy of expanding our product portfolio in dermatology Product Line: Nicomide(r) - Rx oral vitamin/mineral supplement with anti-inflammatory properties. Patented formulation and delivery system. Nicomide-T(r) - topical gel & cream, non-Rx Avar(r) - line of topical sulfacetamide/sulfur products and cleanser